Exhibit 11


                   THE MIDDLETON DOLL COMPANY AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE


                              For the Three Months       For the Nine Months
                               Ended September 30,       Ended September 30,
                             -----------------------   -----------------------
                                2002         2001         2002         2001
                             ----------   ----------   ----------   ----------

Net income available
 to common shareholders      $  756,361   $  523,666   $2,071,877   $1,390,535
                             ----------   ----------   ----------   ----------

Determination of shares:
  Weighted average common
   shares outstanding
   (basic)                    3,727,589    3,727,589    3,727,589    3,727,589
  Assumed conversion of
   stock options                      -            -            -            -
                             ----------  -----------   ----------   ----------

  Weighted average common
   shares outstanding
   (diluted)                  3,727,589    3,727,589    3,727,589    3,727,589
                             ==========   ==========   ==========   ==========

Basic earnings per share         $ 0.20       $ 0.14       $ 0.56       $ 0.37
                             ==========   ==========   ==========   ==========
Diluted earnings per share       $ 0.20       $ 0.14       $ 0.56       $ 0.37
                             ==========   ==========   ==========   ==========